Exhibit 99.1

BitNile Holdings Announces Planned Spin-Offs Creating Four Public Companies

TurnOnGreen and Gresham Worldwide are now publicly traded companies. BitNile intends to have Ault Alliance become a publicly reporting holding company focused on Bitcoin mining, data center operations, lending, activist investing, oil exploration, and real estate whereas BitNile will focus on a new Bitcoin marketplace platform

Upon completion of the spin-offs BitNile will have distributed substantially all of its nearly $600 million assets to its shareholders

Las Vegas, NV, September 9, 2022 – BitNile Holdings, Inc. (NYSE American: NILE), a diversified holding company (“BitNile” or the “Company”) today announced plans that will upon completion result in its having separated into four public companies. The Company will host a conference call at 2:00 PM Pacific Time on Monday, October 17, 2022 to provide additional information on the planned spin-offs of the Company’s subsidiaries, summarized below:

•	TurnOnGreen, Inc., an electric vehicle charging and power solutions company, became a publicly traded company on September 6, 2022 pursuant to its acquisition by Imperalis Holding Corp. (OTC Pink: IMHC), a publicly traded subsidiary of BitNile that intends to change its name to TurnOnGreen, Inc. as soon as practicable (“TurnOnGreen”);

•	Gresham Worldwide, Inc. (“GWW”), a global provider of proprietary, purpose-built electronic solutions to militaries and leading defense companies, among other products, became a publicly traded company on September 8, 2022 pursuant to closing of a share exchange agreement with Giga-tronics Incorporated (“GIGA”) (OTCQB: GIGA);

•	Ault Alliance, Inc. (“Ault Alliance”), a diversified holding company focused on Bitcoin mining, data center operations, commercial lending, activist investing, oil exploration, hotel operations and other commercial real estate holdings, is intended to become a public reporting company in the first half of 2023; and

•	BitNile will after the planned spin-offs retain sufficient capital to continue development of a new Bitcoin marketplace platform to be discussed on the October 17, 2022 conference call.

The spin-offs, whether completed or planned, will upon completion result in the distribution of substantially all of the Company’s nearly $600 million assets to its shareholders, who will become owners of four public companies.

BitNile believes that these companies, as separate public entities, will be better positioned to deliver long-term growth and maximize stockholder value. Each business is expected to benefit from increased operational focus, independent capital allocation based on the needs of the businesses, dedicated and focused boards of directors as well as management teams and compelling investment profiles that will appeal to investors with distinct interests.

Regarding TurnOnGreen, as previously announced, the Company anticipates setting a record date whereby stockholders of BitNile will receive a dividend of securities of TurnOnGreen. BitNile expects to distribute to its stockholders approximately 140 million shares of TurnOnGreen common stock and warrants to purchase an additional 140 million shares of TurnOnGreen common stock, subject to regulatory approval and compliance with U.S. federal securities laws. The Company plans to cause TurnOnGreen to apply to have the warrants publicly traded.

The Company plans to have Ault Alliance become a public reporting company in the first half of 2023. The capital structure, leadership team and board of directors will be determined and announced at a later time. The proposed spin-off to stockholders is subject to the satisfaction of customary conditions, including approval by the Company’s board of directors, private letter rulings from the Internal Revenue Service and/or tax opinions from counsel, and the filing and effectiveness of a Form 10 registration statement with the U.S. Securities and Exchange Commission.

The Company’s Founder and Executive Chairman, Milton “Todd” Ault, III said, “I could not be more excited about the Company’s portfolio of businesses. This is a seminal moment for our Company. We believe that our strategic plan will be transformational, allowing each company to grow while focusing on its respective core strengths, providing stockholders the ability to realize the full potential of each separate company. Our goal is to distribute to our stockholders our holdings in TurnOnGreen, GWW/GIGA and Ault Alliance, such that one day each stockholder will own common stock in four public companies rather than merely BitNile.”

Conference Call

The conference call will be open to the public. Stockholders, investors, and interested parties who would like to participate in the webcast should use the following link to register in advance. Registration link: https://us06web.zoom.us/webinar/register/WN_1OdJkANdRZ-9c8AW9TKdrA

Please direct any questions regarding obtaining access to the conference call to BitNile via e-mail, at IR@BitNile.com, or by calling 1-888-753-2235.

For more information on BitNile and its subsidiaries, BitNile recommends that stockholders, investors, and any other interested parties read BitNile’s public filings and press releases available under the Investor Relations section at www.BitNile.com or available at www.sec.gov.

About BitNile Holdings, Inc.

BitNile Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, BitNile owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including oil exploration, defense/aerospace, industrial, automotive, medical/biopharma, karaoke audio equipment, hotel operations and textiles. In addition, BitNile extends credit to select entrepreneurial businesses through a licensed lending subsidiary. BitNile’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.BitNile.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.BitNile.com.

BitNile Holdings Investor Contact:

IR@BitNile.com or 1-888-753-2235